Exhibit 5
                            ---------


                                    September 1, 1998


Board of Directors
Peoples Bancorp Inc.
138 Putnam Street
Marietta, OH  45750

Gentlemen:

        I am familiar with the proceedings taken and proposed to be taken by Peoples Bancorp Inc., an Ohio corporation (the "Company"), in connection with the adoption of the Russell Federal Savings Bank 1995 Stock Option and Incentive Plan (the "Plan") by the Company pursuant to the provisions of the Agreement and Plan of Merger and Reorganization, dated August 19, 1996 (the "Merger Agreement"), between the Company and Russell Federal Savings Bank ("Russell"); the conversion of options to purchase shares of common stock of Russell granted under the Plan to options to purchase common shares, without par value (the "Common Shares"), of the Company in accordance with the provisions of the Merger Agreement; and the issuance and sale of Common Shares of the Company upon the exercise of such converted options in accordance with the terms and conditions of the Plan, as described in the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission on the date hereof. The purpose of the Registration Statement is to register 20,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

        In connection with this opinion, I have examined, among other things, such records and documents as I have deemed necessary in order to express the opinion hereinafter set forth.

        Based upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, I am of the opinion that after the 20,000 Common Shares of the Company to be registered under the Registration Statement have been issued and delivered by the Company, upon the exercise of the converted options, against payment of the purchase price therefor, in accordance with the terms of the Plan, said Common Shares will be validly issued, fully paid and non-assessable, assuming compliance with applicable federal and state securities laws.

        My opinion is limited to the General Corporation Law of Ohio in effect as of the date hereof. This opinion is furnished by me solely for the benefit of the Company in connection with the offering of the Common Shares pursuant to the Plan and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without my specific written consent.

        Notwithstanding the foregoing, I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me therein. By giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                Very truly yours,

                                /s/ CHARLES R. HUNSAKER
                                    Charles R. Hunsaker
                                    General Counsel